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                     December 15, 2022

       Stephen D. Griffin
       Chief Financial Officer
       VSE Corporation
       6348 Walker Lane
       Alexandria, VA 22310

                                                        Re: VSE Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 11,
2022
                                                            Form 8-K as of July
27, 2022
                                                            Filed July 28, 2022
                                                            File No. 000-03676

       Dear Stephen D. Griffin:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services